Exhibit 10.6

INDEMNIFICATION AGREEMENT

THIS AGREEMENT made as of the     th day of                     , 20    .

BETWEEN:

Enbridge Energy Company, Inc., a Delaware corporation (hereinafter called the “Corporation”)
- and -

(hereinafter called the “Indemnified Party”)

WHEREAS:

The Indemnified Party (i) is or has been a director or officer of the Corporation, (ii) is or has been, at the request of the Corporation, a director or officer of one or more bodies corporate (each a “Body Corporate”) of which the Corporation is or was a shareholder or creditor, or (iii) is or has been, at the request of the Corporation, a director or officer of or is acting or has acted in a similar capacity (and the Indemnified Party shall for purposes hereof be referred to as a director or officer in so acting or having acted) for one or more bodies corporate, partnerships, limited liability companies, unincorporated associations, unincorporated syndicates, unincorporated organizations, joint ventures or trusts (each an “Entity”) (the Corporation, the Bodies Corporate and the Entities being herein collectively called the “Subject Corporations” and, individually, the “Subject Corporation”);

The Corporation acknowledges that the Indemnified Party, acting in the capacity of director or officer, is required to make decisions and take actions in furtherance of the business and affairs of the Subject Corporations which might have the result of attracting personal liability; and

It is in the best interests of the Corporation that it retain the continuing dedication of the Indemnified Party by acknowledging the undertaking of the Corporation to indemnify the Indemnified Party from losses, costs or damages incurred or sustained by the Indemnified Party acting in the capacity of director or officer;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency whereof is mutually acknowledged, the Indemnified Party and the Corporation (hereinafter called the “Parties”) covenant and agree as follows:

1.	Indemnity

Subject to the limitations contained in the statute pursuant to which the Corporation is incorporated (such statute being herein called the “Act”), but without limit to the right of the Corporation to indemnify as provided in the Act, the Corporation shall indemnify and save harmless the Indemnified Party and his or her heirs and legal representatives against all costs, charges and expenses (including, without limitation, legal expenses on a solicitor and his or her own client basis), including an amount paid to settle an action or satisfy a judgment (including, without limitation, any fines levied), reasonably incurred by the Indemnified Party in respect of any civil, criminal or administrative action or proceeding to which the Indemnified Party is made a party by reason of being or having been a director or officer of a Subject Corporation if:

the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation; and

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his or her conduct was lawful.

For the purposes of this Agreement, the termination of any civil, criminal or administrative action or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption either that the

Indemnified Party did not act honestly and in good faith with a view to the best interests of the Corporation or that, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party did not have reasonable grounds for believing that his or her conduct was lawful.

Insurance

Unless otherwise agreed between the Parties hereto and subject to the limitations contained in the Act, the Corporation shall purchase and maintain, or cause to be purchased and maintained, while the Indemnified Party remains a director or officer of a Subject Corporation and after the Indemnified Party ceases to be a director or officer of a Subject Corporation, directors’ and officers’ errors and omissions insurance for the benefit of the Indemnified Party containing such customary terms and conditions and in such amounts as are available to the Corporation on reasonable commercial terms, having regard to the nature and size of the business and operations of the Corporation and its subsidiaries from time to time.

Income Tax

Should any payment made to a director or officer pursuant to this Agreement be deemed by any taxation authority in any jurisdiction to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation shall pay such greater amount as may be necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for such tax, is equal to the amount of the actual cost, expense or liability incurred by or on behalf of the Indemnified Party, such that this Indemnity shall serve to indemnify the Indemnified Party against all liability for any and all such taxes.

Assignment

The duties and obligations of the Corporation under this Agreement shall be binding upon, and enforceable by the Indemnified Party and the Indemnified Party’s heirs and legal representatives, against the Corporation and its successors and assigns.

Defence of Claims

The Indemnified Party covenants and agrees that, upon becoming aware of any facts or circumstances which may give rise to any potential liability for which the Corporation may be required to indemnify the Indemnified Party pursuant to the provisions of this Agreement (a “Claim”), the Indemnified Party shall immediately deliver written notice to the President of the Corporation setting out in reasonable detail the nature of the facts relating to such Claim. If any Claim is made or brought against the Indemnified Party in connection with any of the matters against which the Indemnified Party would be indemnified pursuant to this Agreement, upon receipt of the notice of the Claim, subject to the provisions of the Act and to the board of directors of the Corporation determining that the Indemnified Party has satisfied the conditions specified in Sections 1(a)(i) and (ii), the Corporation shall, at its expense and in a timely manner, contest and defend against any such Claim and take all such steps as may be necessary or proper to prevent the resolution thereof in a manner adverse to the Indemnified Party. The Indemnified Party shall fully cooperate with the Corporation in taking all such steps, and hereby consents to the taking of such steps by or on behalf of the Corporation and the Indemnified Party. If the Corporation does not in a timely manner undertake the contestation or defence of the Claim, the Indemnified Party may do so and, subject to the provisions of the Act and to the board of directors of the Corporation determining that the Indemnified Party has satisfied the conditions specified in Sections 1(a)(i) and (ii), such contestation or defence shall be at the expense and risk of the Corporation. If the outcome of any litigation or proceeding establishes that the Indemnified Party was not entitled to have the Claim contested or defended at the risk and expense of the Corporation, the Indemnified Party shall be liable to repay to the Corporation all amounts paid by the Corporation in connection with such contestation or defence pursuant to this Section 5.

Court Approval

The Corporation shall use its best efforts to obtain any approval of a court required by law for the indemnification of the Indemnified Party in accordance with the terms and conditions of this Agreement.

Severability

If any part of this Agreement or the application of such part to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such part to any other person or circumstance, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Choice of Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and the Parties attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta in respect of any court action arising hereunder.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above mentioned.

ENBRIDGE ENERGY COMPANY, INC.

By:
Terrance L. McGill, President

By:
Bruce A. Stevenson, Corporate Secretary

Witness	Indemnified Party:

Print Name of Witness

SCHEDULE OF OMITTED AGREEMENTS

The following Indemnification Agreements have not been filed as exhibits pursuant to Instruction 2 of Item 601 of Regulation S-K. These documents are substantially identical in all material respects to Exhibit 10.6 to this Form 10-Q/A.

1.	Indemnification Agreement, dated effective as of April 25, 2002, by and between Enbridge Energy Company, Inc. and J. Richard Bird.

2.	Indemnification Agreement, dated effective as of April 25, 2002, by and between Enbridge Energy Company, Inc. and Chris Kaitson.

3.	Indemnification Agreement, dated effective as of April 25, 2002, by and between Enbridge Energy Company, Inc. and Joel W. Kanvik.

4.	Indemnification Agreement, dated effective as of April 25, 2002, by and between Enbridge Energy Company, Inc. and Mark A. Maki.

5.	Indemnification Agreement, dated effective as of April 25, 2002, by and between Enbridge Energy Company, Inc. and Terrance L. McGill.

6.	Indemnification Agreement, dated effective as of April 1, 2003, by and between Enbridge Energy Company, Inc. and Jeffrey A. Connelly.

7.	Indemnification Agreement, dated effective as of April 24, 2003, by and between Enbridge Energy Company, Inc. and Richard L. Adams.

8.	Indemnification Agreement, dated effective as of July 22, 2004, by and between Enbridge Energy Company, Inc. and Leon A. Zupan.

9.	Indemnification Agreement, dated effective as of July 23, 2004, by and between Enbridge Energy Company, Inc. and Bruce A. Stevenson.

10.	Indemnification Agreement, dated effective as of July 28, 2006, by and between Enbridge Energy Company, Inc. and John A. Loiacono.

11.	Indemnification Agreement, dated effective as of September 1, 2006, by and between Enbridge Energy Company, Inc. and Stephen J. Neyland.

12.	Indemnification Agreement, dated effective as of October 29, 2007, by and between Enbridge Energy Company, Inc. and Kerry C. Puckett.

13.	Indemnification Agreement, dated effective as of October 29, 2007, by and between Enbridge Energy Company, Inc. and Allan M. Schneider.

14.	Indemnification Agreement, dated effective as of October 29, 2007, by and between Enbridge Energy Company, Inc. and Dan A. Westbrook.

15.	Indemnification Agreement, dated effective as of January 28, 2008, by and between Enbridge Energy Company, Inc. and Stephen J. Wuori.

16.	Indemnification Agreement, dated effective as of April 28, 2008, by and between Enbridge Energy Company, Inc. and Kenneth C. Lanik.

17.	Indemnification Agreement, dated effective as of July 23, 2010, by and between Enbridge Energy Company, Inc. and J. Herbert England.

18.	Indemnification Agreement, dated effective as of October 27, 2010, by and between Enbridge Energy Company, Inc. and Janet Coy.

19.	Indemnification Agreement, dated effective as of October 27, 2010, by and between Enbridge Energy Company, Inc. and Susan Miller.

20.	Indemnification Agreement, dated effective as of October 27, 2010, by and between Enbridge Energy Company, Inc. and Byron Neiles.

21.	Indemnification Agreement, dated effective as of October 27, 2010, by and between Enbridge Energy Company, Inc. and William Ramos.

22.	Indemnification Agreement, dated effective as of July 30, 2012, by and between Enbridge Energy Company, Inc. and Rebecca B. Roberts.

23.	Indemnification Agreement, dated effective as of October 31, 2012, by and between Enbridge Energy Company, Inc. and Darren J. Yaworsky.

24.	Indemnification Agreement, dated effective as of April 30, 2013, by and between Enbridge Energy Company, Inc. and Bradley F. Shamla.

25.	Indemnification Agreement, dated effective as of July 29, 2013, by and between Enbridge Energy Company, Inc. and Noor S. Kaissi.